Exhibit 5.1

+1 212 450 4000 davispolk.com	Davis Polk & Wardwell LLP 450 Lexington Avenue Exhibit 5.1 New York, NY 10017

November 12, 2026

Mobility Global Inc.
5860 Trinity Parkway, Suite 600
Centreville, Virginia 20120

Ladies and Gentlemen:

We have acted as special counsel to Mobility Global Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 5.050% Senior Notes due 2029, 5.450% Senior Notes due 2031 and 6.050% Senior Notes due 2036 (collectively, the “New Securities”), issued pursuant to an indenture dated as of May 29, 2026 (the “Base Indenture”) by and among the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May 29, 2026 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company and the Trustee, for any and all of its outstanding 5.050% Senior Notes due 2029, 5.450% Senior Notes due 2031 and 6.050% Senior Notes due 2036 (collectively, the “Old Securities”), pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the New Securities, when the New Securities are executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the (w) enforceability of any waiver of rights under any usury or stay law, (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above, or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the New Securities to the extent determined to constitute unearned interest.

Mobility Global Inc.	2	November 12, 2026

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to (i) any law, rule or regulation that is applicable to the Company, the Exchange Offer or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Exchange Offer or any of such party’s affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP